Exhibit 99.1

DeVry Inc. Announces Fall 2011 Enrollment

DOWNERS GROVE, Ill.--(BUSINESS WIRE)--December 12, 2011--DeVry Inc. (NYSE:DV), a global provider of career-oriented educational services, today reported its fall 2011 enrollment at DeVry University, including its Keller Graduate School of Management, Chamberlain College of Nursing and Carrington Colleges Group, which comprises Carrington College and Carrington College California. The results are as follows:

	2011	2010	% Change

DeVry Inc. Total Student Enrollment(1)	122,706	130,375	(5.9)%

DeVry University
Undergraduate(2)
New students	13,558	17,983	(24.6)%
Total students	64,112	73,543	(12.8)%

Graduate coursetakers(2)(3)(4) – November	23,264	23,199	0.3%

Online coursetakers(3)(5)	71,255	76,473	(6.8)%

Chamberlain College of Nursing(2)
New students	2,933	2,981	(1.6)%
Total students	11,187	8,862	26.2%

Carrington Colleges Group
New students	3,080	4,595	(33.0)%
Total students	7,839	10,942	(28.4)%

1. Includes total degree-seeking student enrollment previously reported on 10/25/2011 for DeVry Brasil, DeVry Medical International. Excludes Becker and Advanced Academics.

2. Includes both onsite and online students

3. The term “coursetaker” refers to the number of courses taken by a student. Thus one student taking two courses equals two coursetakers

4. Includes Keller Graduate School of Management and other master’s degree programs offered at DeVry University

5. Includes all degree levels at DeVry University

Total enrollments were in line with management’s expectations. At DeVry University undergraduate and at Carrington, weak economic conditions and persistent unemployment continued to impact consumer confidence and enrollment results, coupled with adjustments associated with new regulations. DeVry University continues to mitigate the effects of this challenging environment by prudently controlling costs, and by increasing employee training to improve the student admissions experience. At the same time, DeVry University is investing in growth initiatives such as new programs and new locations.

Total enrollment at Chamberlain grew 26.2 percent as a result of ongoing investments in new programs and locations. The decrease in new student enrollment was driven by increased competition for its online RN to BSN program. Chamberlain also faced tough year over year comparisons, with a 42 percent new student enrollment growth rate in fall 2010. Its onsite pre-licensure programs continued to grow as did enrollments in its master’s degree programs. Chamberlain has received a number of approvals in recent weeks, which should support its future growth:

  Approval of its Doctor of Nursing Practice degree program by the Illinois Board of Higher Education (IBHE). Launch of the program is pending final approval from the Higher Learning Commission (HLC);
  Approval to increase new student enrollment by 20 percent at its Phoenix location from the Arizona State Board of Nursing;
  Approval from the IBHE for a new location in Tinley Park, Ill., which will be a co-location with DeVry University, pending final approval from the Illinois Board of Nursing and the HLC.

Carrington continues to execute a turnaround plan, which includes optimizing its marketing approach to emphasize the development of internally-generated inquiries, and improving its recruiting process through its new student contact center. As part of its growth strategy, Carrington recently received approval to recruit new students at its first Dallas metro location in Mesquite, Texas, with classes beginning in February 2012.

"While we experienced lower enrollment at some of our institutions during this period, there’s no change in the fundamental long-term demand for career-oriented education,” said Daniel Hamburger, president and chief executive officer of DeVry Inc. “We remain well-positioned through our diverse family of educational programs, including our medical programs, professional education and Brazilian operations. We are focused on turning around our performance in the near-term, and remain confident in our ability to grow over the long-term.”

DeVry will report financial results for its fiscal 2012 second quarter after the close of the market on Jan. 26, 2012, with a conference call to follow at 3:30 p.m. Central Standard Time.

Chart 1: DeVry Inc. Calendar 2012 Announcements & Events

Jan. 26, 2012	Fiscal 2012 Second Quarter Results (no enrollment)
Apr. 24, 2012	Fiscal 2012 Third Quarter Results and Enrollment
DeVry University Chamberlain College of Nursing DeVry Medical International Carrington Colleges Group DeVry Brasil
Aug. 16, 2012	Fiscal 2012 Year-End Results and Enrollment
DeVry University Chamberlain College of Nursing DeVry Medical International Carrington Colleges Group
Oct. 25, 2012	Fiscal 2013 First Quarter Results and Enrollment
DeVry University (graduate only) DeVry Medical International DeVry Brasil
Dec. 6, 2012	Enrollment Results
DeVry University Chamberlain College of Nursing Carrington Colleges Group

About DeVry Inc.

DeVry's purpose is to empower its students to achieve their educational and career goals. DeVry (NYSE: DV, member S&P 500 Index) is a global provider of educational services. Recently named an official education provider to Team USA by the U.S. Olympic Committee, DeVry is the parent organization of Advanced Academics, American University of the Caribbean School of Medicine, Becker Professional Education, Carrington College, Carrington College California, Chamberlain College of Nursing, DeVry Brasil, DeVry University, and Ross University Schools of Medicine and Veterinary Medicine. These institutions offer a wide array of programs in business, healthcare and technology. DeVry’s institutions serve students in secondary through postsecondary education and professionals in accounting and finance. For more information, please call 630.353.3800 or visit http://www.devryinc.com.

Certain statements contained in this release concerning DeVry's future performance, including those statements concerning DeVry's expectations or plans, may constitute forward-looking statements subject to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as DeVry Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Actual results may differ materially from those projected or implied by these forward-looking statements. Potential risks, uncertainties and other factors that could cause results to differ are described more fully in Item 1A, "Risk Factors," in DeVry's most recent Annual Report on Form 10-K for the year ending June 30, 2011 and filed with the Securities and Exchange Commission on August 26, 2011.

CONTACT:
DeVry Inc.
Investor Contact:
Joan Bates, 630-353-3800
jbates@devry.com
or
Media Contact:
Larry Larsen, 312-895-4717
llarsen@sardverb.com